Exhibit 99.1

FOR IMMEDIATE RELEASE
GSE SYSTEMS, INC. TO BEGIN TRADING ON NASDAQ CAPITAL MARKET

SYKESVILLE, MD – April 19, 2018 – GSE Systems, Inc. ("GSE" or "the Company") (NYSE American: GVP), a world leader in real-time high-fidelity simulation systems and training/consulting solutions to the power and process industries, today announced that it has been approved for listing on the Nasdaq Capital Market under the symbol "GVP."  Trading on the Nasdaq Capital Market is expected to commence on Monday, April 30, 2018.  The Company's common stock will continue to trade on the NYSE American until the market close on Friday, April 27, 2018.

Kyle Loudermilk, GSE's President and Chief Executive Officer, commented, "We are pleased to announce our listing on the Nasdaq Capital Market. We believe the move to Nasdaq will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors."

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training, consulting, and engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Columbia, Maryland, Navarre, Florida and Beijing, China. Information about GSE Systems is available at www.gses.com.
FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7802